Exhibit 10.1

TUMI HOLDINGS, INC.
AMENDED AND RESTATED DIRECTOR COMPENSATION PLAN
Adopted by the Board of Directors on May 4, 2015

1.     Purpose. In order to attract and retain highly qualified individuals to serve as members of the Board of Directors of Tumi Holdings, Inc. (the “Company”), the Company has adopted this Tumi Holdings, Inc. Director Compensation Plan (the “Plan”), effective on the day that it is adopted by the Board of Directors of the Company.
2.     Eligible Participants. Any director of the Company who: (i) is not an employee of the Company or any of its subsidiaries or affiliates, or (ii) unless otherwise determined by the Board of Directors of the Company, is not an affiliate (as such term is defined in Rule 144(a)(1) promulgated under the Securities Act of 1933), employee, representative, or designee of an institutional or corporate investor in the Company, is eligible to participate in the Plan.
3.     Annual Retainer. Any eligible participant who serves as a director shall receive an annual retainer of $50,000, paid in equal quarterly installments of $12,500, in arrears, with a pro rata fee applicable to service for less than a whole quarter.
4.    Non-Executive Chairman of the Board Annual Fee. Any director serving as non-executive Chairman of the Board of Directors, shall receive an annual fee of $25,000, paid in equal quarterly installments of $6,250, in arrears, with a pro rata fee applicable to service for less than a whole quarter.
5.     Committee Chairperson Annual Fee. Unless otherwise approved by the Board of Directors, any eligible participant who serves as the chairperson of a regular and not a special committee of the Board of Directors of the Company shall receive an annual fee of $10,000, paid in equal quarterly installments of $2,500, in arrears, with a pro rata fee applicable to service for less than a whole quarter, provided, however, that for the chairperson of the Audit Committee of the Board of Directors of the Company, the annual fee shall be $15,000 and the quarterly installments shall be $3,750, subject to the other provisions of this Section 5.

6.     Annual Equity Award. Each eligible participant who is serving as a director of the Company immediately following each Annual Meeting of Stockholders (the “Award Date”) beginning with the Annual Meeting of Stockholders held on May 4, 2015, shall receive an award of restricted stock units for that number of shares of Common Stock of the Company with a value equal to $80,000 (as used herein the value of each shares of Common Stock shall be equal to the closing sale price (for the primary trading session) of the Common Stock on the New York Stock Exchange or the national securities exchange on which the Common Stock is then traded on the Award Date, or if the Award Date is not a trading date on the next preceding trading day prior to the Award Date (and if the Common Stock is not then traded on the New York Stock Exchange or a national securities exchange, the fair market value of the Common Stock on such date, as determined by the Board of Directors) (each, an “Annual Equity Award”). The award shall be evidenced by a restricted stock unit agreement, which shall provide that the restricted stock units will vest on the first anniversary of the Award Date, provided that the recipient remains a director of the Company on such vesting date. Notwithstanding the foregoing, if the participant ceases to be a director of the Company due to (A) removal without cause, (B) resignation upon request of a majority of the Board of Directors, other than for reasons the Board of Directors determines to be cause, or (C) the failure to be re-elected to the Board of Directors either because the Company fails to nominate the participant for re-election or the participants fails to receive sufficient stockholder votes, then, on the day the recipient ceases to so be a director of the Company, a pro rata portion of the Annual Equity Award shall vest, based on the portion of the vesting period that the participant served as a director of the Company. The Annual Equity Award will immediately vest in the event of a Change in Control (as defined in the restricted stock unit agreement).
7.     No Right to Continue as a Director. Neither this Plan, nor the payment of any amounts hereunder, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any participant as a director for any period of time.
8.     Administration. This Plan shall be administered by the Board of Directors of the Company, whose construction and determinations shall be final.
9.     Amendment and Termination. This Plan may be amended, modified or terminated by the Board of Directors at any time.